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                                                                      EXHIBIT 99

(DUSA LOGO)
INNOVATION IN PHOTODYNAMIC THERAPY

DUSA PHARMACEUTICALS, INC. (R)

FOR RELEASE AT 8:30 AM JANUARY 15, 2004

                       DUSA ANNOUNCES SIGNIFICANT INCREASE
                   IN LEVULAN(R) KERASTICK(R) END-USER SALES;
                    NEW KERASTICK(R) DISTRIBUTION AGREEMENT;
                  FINANCE EXECUTIVE APPOINTMENTS, INCLUDING CFO

WILMINGTON, MA. JANUARY 15, 2004 - DUSA Pharmaceuticals, Inc. (NASDAQ NMS: DUSA) announced a number of new developments today.

Firstly, DUSA reported that preliminary Q4 2003 end-user Levulan(R) Kerastick(R) net sales to physicians from our distributors totaled 5,478 Kerastick units, versus 1,938 in Q3 2003 (a 183% sequential increase), and versus 1,722 in Q4 2002 (a 218% year-over-year increase). These increases follow the October 2003 launch of DUSA's sales force, and the signing of various independent sales agency agreements. The preliminary number of BLU-U(R) units placed in doctors' offices has also increased to 406, compared with 360 at the end of Q3 2003 and 329 at the end of Q4 2002.

Dr. Geoffrey Shulman, DUSA's President and CEO, stated "We are delighted to report this significant increase in sales following the launch of our initial sales force, and the continued increase in awareness of our therapy among dermatologists, as highlighted in numerous scientific and educational presentations and publications. Although the costs related to the addition of our initial sales force and related marketing activities are expected to be greater than the gross profit generated from this level of increased sales, we are very encouraged with the initial increase in sales, and believe that our efforts to penetrate the market are working."

With the increased demand for our products from dermatologists, we have also recently added an additional U.S. distributor for the Levulan Kerastick, in order to handle the broader market. While continuing to work with Moore Medical, we have also commenced distributing our product through Delasco, a dermatology specialty distribution company that is widely used by the dermatology community. Both companies have also been authorized to sell the BLU-U on DUSA's behalf, in addition to DUSA's direct sales efforts.

Lastly, the company announced two finance executive appointments, effective January 1, 2004. Peter Chakoutis, DUSA's Controller, has been promoted to Vice President and Chief Financial Officer, relieving D. Geoffrey Shulman of the CFO position; and Richard Christopher, formerly DUSA's Director of Financial Planning and Analysis, has been promoted to the new position of Vice President, Financial Planning and Business Analysis. Dr. Shulman remains President and CEO of DUSA.
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DUSA Pharmaceuticals, Inc. is a biopharmaceutical company engaged primarily in the development of Levulan Photodynamic Therapy (PDT) and Photodetection (PD) for multiple medical conditions. PDT and PD utilize light-activated compounds to induce a therapeutic or detection effect. DUSA is a world leader in topically or locally applied PDT and PD. DUSA maintains offices in Wilmington, MA, Valhalla, NY and Toronto, Ontario.

Except for historical information, this news release contains certain forward-looking statements that involve known and unknown risks and uncertainties, which may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the statements made. These forward-looking statements relate to the reporting of Q4 2003 end-user Levulan Kerastick net sales and the number of BLU-U units placed in doctor's offices; management's expectations that costs related to the addition of our initial sales force and related marketing activities will exceed gross profit generated from such increased sales; and belief that efforts to penetrate the market are working. Such risks and uncertainties include, but are not limited to, changing market and regulatory conditions, limited sales and marketing resources and experience, the impact of competitive products and pricing, continuing FDA approval and market acceptance of our products, the ability of DUSA to develop a market for the products, maintenance of DUSA's patent portfolio and other risks identified in our SEC filings from time to time.

For further information contact:
D. GEOFFREY SHULMAN, MD, President, CEO
Or SHARI LOVELL, Director, Shareholder Services Tel: 416.363.5059
Fax: 416.363.6602 or visit www.dusapharma.com